Exhibit 99.1

T2 Biosystems Announces Preliminary Fourth Quarter and Full Year 2020 Results

Strengthens Balance Sheet Through Amendment of Loan Agreement with CRG

LEXINGTON, Mass., January 26, 2021 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a global leader in the rapid detection of sepsis-causing pathogens, today announced preliminary unaudited financial and operational results for the fourth quarter and full year 2020.

Financial and Operational Highlights

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Preliminary unaudited fourth quarter 2020 total revenue is expected to be $7.8 million, including product revenue of $5.8 million, representing growth of 155% and 274% respectively, compared to the prior year period

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Preliminary unaudited full year 2020 total revenue is expected to be $18.1 million, including product revenue of $11.7 million, representing growth of 118% and 119% respectively, compared to the prior year period

•	Sold 21 T2Dx® Instruments in the fourth quarter, including 19 in the U.S.

•	Sold 53 T2Dx Instruments in 2020, including 47 in the U.S., more than doubling the U.S. installed base in 2020

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Achieved U.S. sepsis test utilization growth resulting in a fourth quarter annualized run rate of approximately $86,000 per legacy instrument and U.S. COVID test utilization growth resulting in a fourth quarter annualized run rate of approximately $265,000 per instrument sold in 2020

•	Unaudited cash, cash equivalents, current and long-term marketable securities, and restricted cash totaled $52.7 million as of December 31, 2020

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In January 2021, the Company’s Term Loan Agreement with CRG was amended to extend the interest-only and principal payment periods to December 31, 2022, and to reduce the minimum product revenue target for the twenty-four month period beginning on January 1, 2020

“During 2020, our team made meaningful progress toward our three corporate priorities: accelerating our commercialization, improving our operations, and advancing our new product pipeline. Amid the global health emergency, we took rapid action to meet the COVID-19 testing needs of U.S. hospitals by developing and commercializing the T2SARS-CoV-2™ Panel. This has accelerated our business case and our business profile by allowing us to significantly increase our installed base of T2Dx® Instruments in U.S. hospitals,” said John Sperzel, President and CEO of T2 Biosystems. “We saw increased adoption of our T2Dx Instruments in the second half of the year, showed meaningful improvement in the annualized test utilization of our sepsis and COVID test panels, and ended the year with a strong balance sheet. While the COVID testing needs of our customers will continue to fluctuate as we experienced in the fourth quarter, we are confident that we are entering 2021 in a stronger position, and are excited to drive continued adoption of our products and sustained growth through increased utilization of our highly-differentiated sepsis products.”

The Company’s fourth quarter and full year 2020 financial results are preliminary and are subject to the completion of the Company’s 2020 audit. Complete fourth quarter and full year 2020 financial results will be announced in early March.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, the T2ResistanceTM Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2CaurisTM Panel, and T2Lyme TM Panel, as well as additional products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers, and biothreat pathogens.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding expected operating results, such as revenue growth, earnings, instrument sales, and test utilization growth, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission, or SEC, on March 16, 2020, and other filings the Company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406